Exhibit 10.1

FORM OF INDEPENDENT CONTRACTOR AGREEMENT

This Agreement (the "Agreement") is entered into and effective as of October 17, 2016 by and between Motivating The Masses, Inc. (“MTM”) and SC Consulting ("Contractor").

1.	Independent Contractor

Subject to the terms and conditions of this Agreement, MTM hereby engages the Contractor as an independent contractor to perform the services set forth herein, and the Contractor hereby accepts such terms.

This Agreement shall not render the Contractor an employee, partner, agent of, or joint venture with MTM for any purpose. The Contractor is and will remain an independent contractor in his/her relationship to MTM. MTM shall not be responsible for withholding taxes with respect to the Contractor’s compensation hereunder. The Contractor shall have no claim against MTM hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

2.	Duties, Terms, and Compensation

A.           Duties: Contractor shall provide services to MTM as set forth on Schedule A attached hereto (the “Services”). Contractor agrees and represents that Susie Carder (“Carder”) shall be the representative of Contractor to provide the Services to MTM, and acknowledges that MTM in entering into this Agreement has relied upon the representation that Carder will be the representative of Contractor to provide the Services to MTM. Contractor will provide the Services at such times as MTM and Contractor agree. Contractor shall not have the authority to bind MTM to a contract with a third party. Contractor shall perform its duties in accordance with all federal and/or state laws, regulations, requirements and MTM’s bylaws, rules and regulations.

B.           Term: The term of the Contractor's engagement shall commence on October 17, 2016 (“Effective Date”) and continue until terminated as provided in Section 13 of this Agreement.

C.           Compensation: MTM will compensate Contractor as set forth on Schedule B.

Independent Contractor Agreement

3.	Expenses

Except as otherwise agreed, Contractor shall be responsible for its own expenses and equipment.

4.	Independent Contractor

Contractor is an independent contractor of MTM and shall not perform any Services under this Agreement as an employee or agent of MTM. MTM shall have no right to control or direct the method, details or means by which Contractor performs the Services required under this Agreement. Contractor shall not represent or identify herself/himself to third parties as being an employee or agent of MTM.

5.	Non-Exclusive Relationship

Contractor may perform services for, or be employed by such other persons or companies as Contractor sees fit, provided that Contractor shall not perform services for other clients, persons, or companies which are in conflict with Contractor’s obligations to MTM under this Agreement or if doing so causes Contractor to breach his/her obligations under this Agreement.

6.	Insurance

Contractor attests that it has adequate and sufficient insurance as required under the Laws of the State of California.

7.	Defense & Indemnity

Contractor shall indemnify, defend and hold MTM and its affiliates free, clear, and harmless from any and all claims arising directly or indirectly out of any such injury to person(s) or damage to property arising out of or in any way connected with the performance of the work by, or breach of this Agreement by, Contractor or any of Contractor’s employees or subcontractors. MTM shall be free from all liability and claims for damages by reason of any injury to any person or persons (including Contractor's employees and personnel), or to any property of any kind whatsoever, and to whomsoever such property may belong (including Contractor's property), from any causes or occurrences arising out of or in any way connected with the performance by Contractor or any of Contractor’s employees or subcontractors. The obligation to indemnify hereunder shall be effective even if MTM or any of its affiliates is responsible for active or passive negligence or misconduct that contributes to any claim. Contractor shall have no obligation to defend or indemnify MTM for claims arising out of MTM’s sole negligence or wrongful conduct.

Independent Contractor Agreement

Contractor shall indemnify, defend and hold MTM and its affiliates free, clear, and harmless from any and all claims arising directly or indirectly out of Contractor's failure to pay any supplier, subcontractor, workman, or any other person or entity furnishing labor or materials during the course of the work covered by this Agreement. The indemnification provided hereunder applies to any claims made by Contractor’s employees for violations of California’s Labor Code, the Fair Labor Standards Act, the California Fair Employment and Housing Act, any Federal civil rights statute, or any other claim for harassment, discrimination, retaliation, or wrongful termination. Contractor shall defend MTM in any such action through counsel of MTM’s choosing.

Contractor shall defend MTM at Contractor's expense against any matters which are the subject of any indemnity made by Contractor in this Agreement through counsel selected by MTM, immediately upon written request from MTM.

8.	Assignment, Works Made for Hire

Contractor assigns to MTM any trade secret, process, system, trademarks or patentable creations (“Innovations”) created by or discovered or developed in whole or in part by Contractor as a result of any work performed by Contractor under this Agreement. Such Innovations shall be the sole and exclusive property of MTM. Any works of authorship ("Works") commissioned pursuant to this Agreement shall be considered as works made for hire as that term is defined under U.S. copyright law. To the extent that any Works do not qualify as a work made for hire, Contractor hereby assigns and transfers to MTM all rights in such Works.

Contractor agrees to sign and deliver to MTM (either during or subsequent to commencing work) such documents as MTM considers desirable to evidence: (1) the assignment to MTM of all rights of Contractor, if any, in any such Innovation or Work, and (2) MTM’s ownership of such Innovations and Works.

Independent Contractor Agreement

9.	Contractor Warranties

Contractor warrants that any Innovations or Works created by Contractor shall not infringe any intellectual property rights or violate any laws.

10.	Conflicts of Interest; Non-hire Provision

The Contractor represents that it is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Contractor and any third-party. Further, the Contractor, in rendering its duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not have a proprietary interest. During the term of this Agreement, the Contractor shall devote as much of its productive time, energy and abilities to the performance of its duties hereunder as is necessary to perform the required duties in a timely and productive manner.

11.	Restrictive Covenants

a.           During the term of this Agreement and for a period of twelve (12) months after termination of this Agreement, Contractor will not directly or indirectly: (i) disrupt, damage, impair or interfere with the business of MTM, (ii) solicit, or attempt to solicit, business or patronage from any customer for whom MTM has performed services during the term of this Agreement and/or the twelve (12) months prior to the termination of this Agreement; (iii) or solicit any employees or other independent contractors or agents of MTM to work for any person or entity which performs services similar to those performed by MTM.

b.           MTM and Contractor acknowledge and agree that the limitations set forth herein have been reviewed by the parties and are reasonable in view of all the facts and circumstances known to them. Nevertheless, if any court shall determine that the limitations contained in this Agreement are unenforceable, it is the intention of MTM and Contractor that the restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable. Accordingly, if the term of this Agreement and/or twelve (12) month period specified under Section 11.a is deemed to be too broad, a six (6)-month period prior to the termination of this Agreement shall be substituted.

Independent Contractor Agreement

c.           Contractor understands and agrees that Contractor’s provision of the Services creates a relationship of confidence and trust between Contractor and MTM, that the nature of MTM’s relationship with each customer and Contractor’s relationship with each of MTM’s customers during the course of providing the Services by Contractor is of an extremely sensitive and confidential nature, and that in connection with the provision of the Services, Contractor may learn or be provided with information concerning MTM or its customers, the improper use or disclosure of which would cause severe and irreparable harm to MTM. Accordingly, Contractor agrees that it shall not, during or at any time after termination of this Agreement, without written authorization of MTM, disclose to, or make use of, for Contractor or for any other person, corporation, or entity, any information obtained by Contractor with respect to any customer of MTM, or any information concerning MTM’s business, including, but not limited to, the nature of the Services, the terms of this Agreement, MTM’s customer lists, files and identities, processes, plans, relationships, pricing structure data, know how, trade secrets or other confidential information concerning the business, customers, products, methods, operations, financing or services of MTM (“Proprietary Information”).

d.           Contractor hereby acknowledges that all files, lists, books, records, reports, literature, products and any other materials furnished to Contractor by MTM or provided or generated by Contractor or others in connection with the provision of the Services shall at all times be and remain the property of MTM and that upon termination of this Agreement, irrespective of the time, manner or cause of said termination, or as otherwise requested by MTM from time to time, Contractor will surrender to MTM all such lists, books, records, reports, literature, products and other materials and all copies thereof.

e.           Contractor represents and warrants that it will not infringe on any copyright, patent, trademark, trade secret or other proprietary right of MTM or any third party in connection with the performance of its responsibilities and obligations hereunder.

Independent Contractor Agreement

f.            Contractor acknowledges that the restrictions contained in this Section 11 are a reasonable and necessary protection of the legitimate interests of MTM, that any violation of them could cause substantial injury to MTM or its customers, and that MTM would not have agreed to engage Contractor without receiving the additional consideration of Contractor’s agreeing to be bound by the restrictions set forth herein. Contractor acknowledges that a breach of any of such restrictions could not adequately be compensated by damages in an action at law. Accordingly, in the event of a breach or threatened breach by Contractor of the provisions of any or all of Section 11, MTM shall be entitled:

(i)          to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining Contractor from the activity or threatened activity constituting or that would constitute a breach; and

(ii)         to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Contractor directly or indirectly has realized or may realize as a result of, arising out of or in connection with any such breach.

The remedies provided in this Section 11 shall survive the termination of this Agreement, and shall be in addition to and not in lieu of any and all other remedies of MTM at law or in equity, which remedies shall be cumulative.

12.	Right to Injunction

The parties hereto acknowledge that the Services to be rendered by the Contractor under this Agreement and the rights and privileges granted to MTM under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Contractor or any of the provisions of this Agreement will cause MTM irreparable injury and damage. The Contractor expressly agrees that MTM shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provisions of this Agreement by the Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that MTM may have for damages or otherwise. The various rights and remedies of MTM under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

Independent Contractor Agreement

13.	Termination

Either party may terminate this Agreement at any time. In the event the Agreement is terminated, MTM shall owe Contractor no further amounts or obligations, outside of commissions owed.

14.	Assignment

The Contractor shall not assign any of its rights under this Agreement, or delegate the performance of any of its duties hereunder, without the prior written consent of MTM.

15.	Relationships

Nothing contained in this Agreement shall be deemed to constitute either party a partner, joint venture or employee of the other party for any purpose.

16.	Severability

If a court finds any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall be interpreted so as best to affect the intent of the parties.

17.	Integration

This Agreement expresses the complete understanding of the parties with respect to the subject matter and supersedes all prior proposals, agreements, representations and understandings.

18.	Waiver

The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

19.	Governing Law

This Agreement shall be governed solely by California law. MTM and Contractor agree that any legal action regarding this Agreement shall be commenced and maintained solely in, and consent to venue in and the jurisdiction of, the State and Federal District Courts located in San Diego County.

Independent Contractor Agreement

20.	Attorneys’ Fees

The prevailing party as to any disputes relating to this Agreement shall be entitled to recover from the unsuccessful party to this Agreement all costs, expenses and actual attorneys' fees relating to the enforcement or interpretation of, or any litigation or arbitration relating to this Agreement.

21.	Successors and Assigns

All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, or assigns.

22.	Modifications or Amendment

No amendment, change or solidification of this Agreement shall be valid unless in writing signed by the parties hereto.

23.	Counterparts

This Agreement may be executed in multiple counterparts and by facsimile or pdf or similar means of electronic delivery, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

Independent Contractor Agreement

Signature Pages to Independent Contractor Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Contractor:

(Signature)

(Typed or Printed Name)

Title:	Date:

Motivation The Masses, Inc.:

(Signature)

By:

Title:	Date:

Independent Contractor Agreement

Schedule A

PRIMARY RESPONSIBILITIES

•	Partner with the CEO of MTM to develop global Business Development strategies to support both the long-term vision and shorter-term goals & objectives of the organization (maximizing market share, revenue growth, profitability growth and EBITA).

•	Identify ways to maximize revenue, through product and training.

•	Report and share information with the board of MTM to ensure they are kept fully informed on the condition of the organization and important factors influencing it.

•	Identify and lead new business opportunities.

•	Ensure highly productive relationships and partnerships for the benefit of the organization.

•	Sets goal, monitor work, and evaluate results to ensure that departmental and organizational objectives and operating requirements are met and are in line with the needs and mission of the organization.

•	Develop a strategic plan to advance the company's mission and objectives and to promote revenue, profitability, and growth as an organization.

•	Plan, develop, and implement strategies for generating resources and/or revenues for MTM.

•	Product development.

Develop coach and train new consultants

•	Coaching Services

•	Create curriculum- Train the trainer program

•	Develop coaches

•	Create Sales Strategy for coaches

•	Managing Marketing Division around promoting coaches Executive Coaching

•	Coach clients to achieve optimum results

•	Completed Action Sheets for each client

•	Sale & Cross Sale existing clients

Events/Trainings

•	Attend MTM events/trainings

•	Create up level design for MTM events/trainings

•	Lead sales and support on all aspects of the training

Independent Contractor Agreement

Schedule B

•	$19,167.67 per month, payable as follows:

o	semi-monthly installments of $8,333.34 paid on the 15th and the last day of each month, and

o	$2,500 per month contributed to a designated Section 79 Plan

•	Coaching: Coaching given to clients of MTM will be paid at a rate of 30% of contracted amount. This will be paid to Contractor under this Agreement after payment is obtained from the client. Coaching commission will not be paid ahead of services or payment. Invoices must be submitted by Contractor to the finance department after each coaching session to make sure accounts are kept current.

Event Sales: A compensation rate of 3% will be paid on all sales signed by MTM sales unless a specific agreement is made prior to an event and signed in writing by Contractor. In the case of internal events, or events produced by MTM, if Contractor provides services as a speaker, Contractor will receive 1% of sales made and a percentage of 2% will be divided evenly among the remaining sales team. In the event that there are multiple speakers, a percentage of 1.5% of sales will divided evenly and paid to the speakers. The sales team will divide the remaining 1.5% evenly.

Event Sales Support: A compensation rate of 2% will be paid evenly among all MTM support personnel, including the Contractor, working an event. The sales amount used to calculate will be based on net sales which will calculated as follows:

Total Sales - Sales Splits - Breakeven Costs = Net Commissionable Sales

Commissionable Sales for Sales Support will be calculated and then divided by MTM support personnel working at each event. Each event’s breakeven will be calculated at 40% of gross sales and will be open for change should the need arise or actual breakeven costs are known.

Event Account Management/Project Management: A compensation rate of 2% will be paid to the Contractor if it provides services as an Account Manager/Project Manager in an event. In the event that this is split among more than one person, compensation will be split accordingly.